Exhibit 99.1

News Release
2320 Scientific Park Drive Wilmington, NC 28405

Nasdaq: AAII

Contacts:
Investors:	Media:
William L. Ginna, Jr.	Andrea L. Johnston
EVP & CFO	VP, Corporate Communications
James B. Sloan, Jr.	910-254-7340
SVP, Corporate Finance
910-254-7000

aaiPharma Inc. Announces Record 2003 Earnings and Revenues in the
Second Quarter Driven by Pharmaceutical Product Sales

Second Quarter 2003 Highlights

•	Revenues Increase 15% over the Prior Year Quarter to $70.8 Million

•	Pharmaceutical Product Sales Increase to $45.8 Million

•	Earnings Rise to $0.28 Per Diluted Share, an Increase of 33% over the Second Quarter of 2002

•	Launched Darvon® Compound 32, the Company’s First Darvon®/Darvocet™ Line Extension

Wilmington, N.C., July 23, 2003 – aaiPharma Inc. (Nasdaq:AAII), a science-based specialty pharmaceutical company, today reported financial results for the second quarter ended June 30, 2003.

“Our positive second quarter financial performance was driven by strong revenue growth in our pharmaceutical products division,” stated Dr. Philip S. Tabbiner, President and Chief Executive Officer. “We are very pleased with the strategic and operational milestones we achieved in the first six months of 2003 which reflect our continued focus on our core strategy of being a science-based, specialty pharmaceutical company.”

Financial Results
Total revenues for the second quarter were $70.8 million, representing organic growth of 15% above the $61.4 million recorded in the second quarter of 2002. For the six-month period ended June 30, 2003, revenues increased 26% to $134.8 million, compared with revenues of $107.1 million in the first half of 2002. Net income and earnings per diluted share increased 31% to $8.0 million and 33% to $0.28, respectively, as compared to the second quarter of 2002, driven by a continued shift toward higher margin pharmaceutical products. The Company reported net income of $15.1 million for the first half of 2003, or $0.53 per diluted share, an increase of 85% over income before extraordinary loss in the year ago period of $8.2 million, or $0.29 per diluted share.

Gross margin (excluding depreciation) for the second quarter of 2003 improved 12% to $45.2 million, compared with $40.4 million last year. Selling, general and administrative expenses represented 28% of net revenues in the second quarter of 2003, up from 26% in the 2002 quarter, primarily driven by the build-out of our pharmaceutical sales force. Research and development spending was on plan at $5.6 million, or 8% of total revenues for the quarter.

aaiPharma’s strong second quarter product sales reflected market share gains of M.V.I. Pediatric®, increased demand for Brethine® injectable and continued performance in line with expectations for our pain management franchise. Product sales grew organically to $45.8 million, an increase of 32% versus the same period in 2002. Sequentially, product sales were up 14% over the first quarter of 2003. Product sales, including the acquisition of the Darvon®/Darvocet™ family late in the first quarter of 2002, increased 56% to $85.8 million in the first six months of 2003 as compared with the same period in 2002. Product development revenues (royalties and fees) remain in line with management’s expectations at $3.9 million for the second quarter 2003. Development services revenues for the second quarter of 2003 increased to $21.1 million, as compared to $20.3 million in the prior year period, driven primarily by increased demand for our analytical services and contract manufacturing capabilities.

During the second quarter of 2003, the Company paid down an additional $8.5 million of debt, bringing the amount of debt repaid to $17.0 million for the first six months of 2003. By the end of the quarter, the Company again reduced its total leverage ratio as a result of increasing earnings before interest, taxes, depreciation and amortization, and decreasing its debt balance. At June 30, 2003, aaiPharma’s cash position was $8.1 million.

Business Highlights
Subsequent to the end of the second quarter, on July 17, 2003, aaiPharma announced the acquisition of a unique Darvocet™ line extension from Athlon Pharmaceuticals. Upon FDA approval, which is expected before the end of this year, this unique line extension is expected to be the only propoxyphene napsylate/acetaminophen combination product on the market offering this particular dose combination. The total propoxyphene market, generic and branded, is valued at more than $500 million, according to 2002 Verispan data. This new, unique Darvocet™ line extension is expected to add substantial value to aaiPharma’s growing pain management franchise.

On June 24, 2003, aaiPharma launched its first line extension of the Darvon®/Darvocet™ family, Darvon® Compound 32 (propoxyphene hydrochloride, aspirin and caffeine). Darvon® Compound 32 offers a lower dose (i.e., 32 mg of propoxyphene) alternative to Darvon® Compound 65 (i.e., 65 mg of propoxyphene), providing physicians with more options and increased titration flexibility to aid in the management of headache pain.

“In the last fifteen months since we acquired the Darvon®/Darvocet™ franchise from Eli Lilly & Company, we have successfully executed our strategy to grow the prescription volume for the semi-exclusive products and slow the decline of the genericized portion of the franchise while also progressing with the development of key line extensions to the portfolio,” indicated Dr. Tabbiner. “Furthermore, we remain on track to launch another Darvon® line extension, separate from the recently announced Darvocet™ acquisition, before the end of this year. We believe that these factors, coupled with our continued sales force expansion and targeted pain management promotional campaigns, substantiate continued revenue growth for the Darvon®/Darvocet™ brand family, consistent with our strategic objectives.”

On June 25, 2003, the Company filed a supplemental new drug application (SNDA) for Brethine® Ampuls with the U.S. Food and Drug Administration (FDA) seeking approval for a new and safer vial presentation of injectable Brethine® and certification of aaiPharma’s sterile manufacturing facility in Charleston, South Carolina as an alternate production site for the product.

On April 16, 2003, aaiPharma announced the acquisition of the exclusive rights to a parenterally administered methadone product, formerly branded as Dolophine® Hydrochloride Injection, from Roxane Laboratories, Inc. The Company remains on plan for re-branding this product under a new trade name and launching it in 2003. This acquisition expands aaiPharma’s pain management product offerings into the severe pain, Schedule II class of pain products while also complementing its existing portfolio of hospital-based injectable products.

Outlook
The Company updated financial guidance for the 2003 third quarter by stating that earnings per diluted share are expected to be in the range of $0.28 to $0.30.

aaiPharma management will conduct a conference call to review the financial results for the second quarter of 2003 tomorrow, Thursday, July 24, 2003 at 8:00 a.m., Eastern Daylight Time. A simultaneous web cast of the call for interested investors and others may be accessed by visiting aaiPharma’s website at www.aaipharma.com. Presentation slides will accompany the web cast and will be available for viewing just prior to the web cast. A replay of the web cast will be available on this website shortly after the call through 5:00 p.m. on August 6, 2003.

About aaiPharma
aaiPharma Inc. is a science-based specialty pharmaceutical company with more than 23 years of drug development experience. Focusing on targeted therapeutic areas, the Company markets a growing portfolio of established branded products and applies innovative technologies to increase the commercial potential of these products. At the same time, aaiPharma’s research and development organization is developing a pipeline of products to position the Company for near-term and long-term growth in its targeted therapeutic areas. In addition to developing and marketing its own line of proprietary pharmaceutical products, aaiPharma continues to be a leader in providing contract pharmaceutical development services through its AAI Development Services division. For more information on the Company, please visit us on the web at www.aaipharma.com.

Forward Looking Statements
Information in this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements by Dr. Tabbiner and those pertaining to the Company’s plans and expectations as to earnings and revenues outlooks for the Company, for the Darvon®/Darvocet™ brand family, and for its product development segment, and as to the Company’s future sales force expansion, targeted pain management promotional campaigns, launch plans for the acquired methadone product and for an additional Darvon® line extension later in 2003, uniqueness of the acquired Darvocet™ product’s dose combination, commercial and medical value of the acquired Darvocet™ product, the acquired methadone product and Darvon® Compound 32 to the medical and patient communities and to the Company’s branded pain management product portfolio, requested approvals in its regulatory filings with the FDA, and development, commercialization, commercial potential and growth of products and line extensions in the Company’s pipeline and its product portfolio. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the Company’s ability to timely and successfully find, acquire, finance, develop, improve, enhance, obtain timely regulatory approval for, maximize the value of, extend product life cycles of, conduct successful research on, renew marketing of, and sell, on a commercially profitable basis, pharmaceutical products without adversely affecting its client relationships or business opportunities and without future litigation or resulting damages or injunctive relief; the Company’s ability to obtain, use, enforce, defend and license valid and commercially valuable patents; the Company’s ability to obtain and enforce existing and future contracts with major pharmaceutical companies for significant royalties and other consideration; the effect of possible future acquisitions, dispositions and other strategic transactions involving the Company; and the commercial success of the Company’s contemplated products. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K filed on March 28, 2003, including its Exhibit 99.1 and other exhibits; its Form 10-Q filed on May 15, 2003; its Form 8-Ks; and its other periodic filings.

Darvon®, Darvocet-N®, M.V.I. Pediatric®, M.V.I.® and Brethine® are registered trademarks, and Azasan™ and Darvocet™ are trademarks, of aaiPharma Inc.

Dolophine® is a registered trademark of Roxane Laboratories.

Tables to Follow –

aaiPharma Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Product sales	$45,752	$34,673	$85,760	$54,850
Product development (royalties & fees)	3,897	6,469	7,707	8,604
Development services	21,102	20,305	41,314	43,613

Total revenues	70,751	61,447	134,781	107,067

Operating costs and expenses:
Direct costs (excluding depreciation):
Product sales	13,201	8,335	23,152	16,140
Development services	12,377	12,756	24,381	26,301

Total direct costs	25,578	21,091	47,533	42,441
Selling expenses	8,201	5,710	15,935	9,984
General and administrative expenses	11,289	10,161	21,318	18,919
Depreciation and amortization	2,711	2,671	5,362	4,472
Research and development	5,588	5,486	10,074	9,864

	53,367	45,119	100,222	85,680

Income from operations	17,384	16,328	34,559	21,387
Other income (expense):
Interest, net	(4,931)	(6,553)	(10,481)	(8,376)
Other, net	226	69	143	203

	(4,705)	(6,484)	(10,338)	(8,173)

Income before income taxes and extraordinary loss	12,679	9,844	24,221	13,214
Provision for income taxes	4,691	3,740	9,077	5,021

Income before extraordinary loss	7,988	6,104	15,144	8,193
Extraordinary loss, net of a tax benefit of $2,714	—	—	—	(5,339)
Net income	$7,988	$6,104	$15,144	$2,854

Basic earnings (loss) per share:
Income before extraordinary loss	$0.29	$0.22	$0.55	$0.30
Extraordinary loss	—	—	—	(0.20)

Net income	$0.29	$0.22	$0.55	$0.10

Weighted average shares outstanding	27,621	27,365	27,590	27,236

Diluted earnings (loss) per share:
Income before extraordinary loss	$0.28	$0.21	$0.53	$0.29
Extraordinary loss	—	—	—	(0.19)

Net income	$0.28	$0.21	$0.53	$0.10

Weighted average shares outstanding	28,488	28,565	28,442	28,580

aaiPharma Inc.
Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$8,132	$6,532
Accounts receivable, net	39,438	29,467
Work-in-progress	12,249	10,515
Inventories	15,349	17,004
Prepaid and other current assets	7,613	7,633

Total current assets	82,781	71,151
Property and equipment, net	55,968	53,125
Goodwill, net	211,759	210,792
Intangibles, net	88,168	89,078
Other assets	13,318	16,179

Total assets	$451,994	$440,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$6,553	$5,921
Accounts payable	17,309	17,671
Customer advances	18,726	15,051
Accrued wages and benefits	7,263	6,718
Interest payable	5,026	5,232
Other accrued liabilities	6,625	5,201

Total current liabilities	61,502	55,794
Long-term debt, less current portion	259,271	277,899
Other liabilities	13,512	7,182
Stockholders’ equity:
Common stock	28	27
Paid-in capital	80,140	79,049
Retained earnings	35,736	20,592
Accumulated other comprehensive income (loss)	1,805	(218)

Total stockholders’ equity	17,709	99,450

Total liabilities and stockholders’ equity	$451,994	$440,325

aaiPharma Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,

	2003	2002

Cash flows from operating activities:
Income before extraordinary loss	$15,144	$8,193
Adjustments to reconcile income before extraordinary loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,362	4,472
Other	(78)	117
Changes in operating assets and liabilities:
Accounts receivable, net	(9,735)	(13,427)
Work-in-progress	(1,319)	(761)
Inventories	1,718	(275)
Prepaid and other assets	1,038	(12,970)
Accounts payable	(527)	(32)
Customer advances	3,437	3,413
Interest payable	(206)	6,245
Accrued wages and benefits and other accrued liabilities	5,898	(104)

Net cash provided by (used in) operating activities	20,732	(5,129)

Cash flows from investing activities:
Purchases of property and equipment	(6,482)	(4,402)
Purchase of property and equipment previously leased	—	(14,145)
Proceeds from sales of property and equipment	389	—
Acquisitions	(600)	(211,997)
Other	(287)	(151)

Net cash used in investing activities	(6,980)	(230,695)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	248,755
Payments on long-term borrowings	(17,000)	(18,400)
Proceeds from interest rate swap, net	2,678	—
Issuance of common stock	1,091	3,031
Other	1,018	170

Net cash (used in) provided by financing activities	(12,213)	233,556

Net increase (decrease) in cash and cash equivalents	1,539	(2,268)
Effect of exchange rate changes on cash	61	109
Cash and cash equivalents, beginning of period	6,532	6,371

Cash and cash equivalents, end of period	$8,132	$4,212